Exhibit 23.4

CONSENT TO BE NAMED IN REGISTRATION STATEMENT

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Registration Statement on Form S-1 of FMSA Holdings Inc. and the related prospectus that is a part thereof (File No 333-198322), which is incorporated by reference in this Registration Statement on Form S-8. We hereby further consent to the incorporation by reference of information contained in our Industry Study #3160, “Well Stimulation Materials,” published in June 2014.

Very truly yours,

/s/ Clinton I. Delafield, III
Clinton I. Delafield, III
EVP, Business Development
The Freedonia Group

October 6, 2014